Exhibit 99.2
United
News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
Evenings/Weekends: 847.700.4088

For immediate release

UAL REPORTS MAY RESULTS

Operating Loss of $21 Million
On a $93 million Year-Over-Year Increase in Fuel Expense

CHICAGO, June 28, 2005 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today filed its May Monthly Operating Report with the United States Bankruptcy Court. The company reported an operating loss of $21 million for May 2005, despite a $93 million year-over-year higher fuel expense. In May 2004, the company reported an operating profit of $9 million. The company reported a net loss of $93 million, including $36 million of reorganization expenses. Mainline unit costs (CASM) in May increased 6 percent over the same month last year on 1 percent lower capacity. Excluding fuel, mainline unit costs in May decreased 3 percent year-over-year. Mainline passenger unit revenue (PRASM) in May increased 1 percent over the same period a year ago.

UAL ended May with a cash balance of $2.6 billion, which included $957 million in restricted cash (filing entities only). The cash balance increased $143 million during the month of May, driven by strong receipts and effective cost controls. UAL met the requirements of its debtor-in-possession (DIP) financing.

"Fuel is a brutal challenge for our industry. In the face of this challenge, we continue to improve operations across the company, targeting every area of non-labor cost reduction and revenue generation opportunity," said Jake Brace, executive vice president and chief financial officer. "We are encouraged by the fact that we also continue to make significant progress toward completing our restructuring, achieving consensual revised labor agreements with all of our labor groups, and agreements on replacement pension plans with all except the AFA. This has been a difficult, but important step in restructuring United and exiting from bankruptcy."

"We continue to make good progress improving United's revenue performance. We expect our full second quarter results to be competitive as we realize the benefits of the capacity shift from domestic to international markets," said John Tague, executive vice president marketing, sales, and revenue.

About United

United Airlines (OTCBB: UALAQ.OB) is the world's second largest airline and operates more than 3,400 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C.  With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States.  United is also a founding member of Star Alliance, which provides connections for our customers to nearly 800 destinations in 139 countries worldwide.  United's 58,500 active employees reside in every U.S. state and in many countries around the world.  News releases and other information about United can be found at the company's Web site at united.com.

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